EXHIBIT 99.1

To Our Shareholders:

I am pleased to report that Southern Michigan earned net income of $751,000, or $.33 per diluted share during the second quarter of 2009. Our results for the quarter are a dramatic improvement compared with the first quarter, when Southern incurred a net loss of $271,000, or $.12 per diluted share. The second quarter totals also exceeded those for the same period last year when Southern earned net income of $349,000, or $.16 per diluted share.

Through the first six months of 2009, Southern earned net income of $480,000, or $.21 per diluted share, compared with $1.55 million, or $.68 per diluted share for the first six months of 2008. Our return on average assets for the first six months of 2009 was 0.21% and our return on average equity was 2.13%.

Our earnings for the quarter were favorable considering provision expense for loan losses of $500,000 and a FDIC special assessment of $217,000. All federally-insured depositories, including healthy banks like Southern, were assessed a special deposit insurance premium to help restore the federal Deposit Insurance Fund to statutory minimums. Southern, through the first six months of 2009, has incurred a total of $519,000 in FDIC insurance premiums compared with only $39,000 through June 30 of last year. We were able, however, to offset these substantially higher expenses by generating improvements in non-interest income during the second quarter of this year.

Continued uncertainty and volatility in the Michigan economy make it difficult to forecast future earnings. However, we are encouraged by improvements in our loan portfolio for the second quarter. We charged off $765,862 during the second quarter of 2009, a sharp decline from more than $1.7 million in charge-offs during the first quarter of this year. Non-performing loan totals improved by $1,961,000, or 21% from $9,318,000, or 2.77% of gross loans at June 30, 2008, to $7,357,000, or 2.21% of gross loans at June 30, 2009. Even with these improvements, we continue to maintain a reserve for loan losses of $6.6 million, or nearly 2% of total loans, which provides added strength to the balance sheet.

Southern remains well capitalized as measured by applicable regulatory guidelines. Our equity capital to average total assets at quarter-end was 7.74% and our risk-based capital to risk-weighted assets was 11.49%. Both ratios were substantially above regulatory minimums of 5% and 10%, respectively.

Core operating earnings continued to be strong. Our net interest margin of 4.11% ranked us favorably among our peers. Non interest income, including trust revenues, fees from loan sales and sales of specialized financial services also remained strong. In addition, we are finalizing the conversion of all data processing applications to a single system that will enable us to more effectively control overhead expenses.

While our financial condition and overall strength continues to improve, the weaknesses of the Michigan economy will continue to present severe challenges to our management team and directors. Our bank staff, officers and directors are working hard each day to ensure that Southern remains among the leaders in the industry on the basis of financial strength and profitability.

I appreciate your encouragement and support. Please continue to forward your questions, comments or suggestions for improving Southern's service to our clients throughout our tri-state market.

Sincerely,

/s/ John H. Castle

John H. Castle
Chairman and Chief Executive Officer